UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2017

BIOAMBER INC.

(Exact name of registrant as specified in charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Rene Levesque West, Suite 4310

Montreal, Quebec, Canada H3B 4W8

(Address of principal executive office)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01 Entry into a Material Definitive Agreement

BioAmber Sarnia Inc. (“BioAmber Sarnia”), a subsidiary of BioAmber Inc. (“us,” “we,” or the “Company”) entered into a Waiver and Third Amending Agreement to Loan Agreement with Comerica Bank and the lenders party thereto (the “Third Amending Agreement”) on September 26, 2017, which, among other things, provided for certain waivers and modifications to our Loan Agreement, dated as of June 30, 2014, with Comerica Bank and the lenders party thereto (as amended, the “Loan Agreement”). Pursuant to the Third Amending Agreement, all then-existing violations under the Loan Agreement were waived by the senior lenders thereunder. In addition, the scheduled principal payments under the Loan Agreement were suspended for the period from January 1, 2017 to December 31, 2017. The scheduled principal repayments were also modified so that the revised quarterly installment will be $962,000 from March 31, 2018 until fully repaid in December 2021. In addition, the Third Amending Agreement modified certain financial covenants related to the debt service coverage ratio, minimum gross revenue from product sales and minimum cash balance that we are required to maintain. The Third Amending Agreement also modified certain covenants to restrict our ability to make certain royalty payments, certain enumerated payments in respect of government funding agreements and our loan with BDC Capital Inc., and payments under certain agreements with Mitsui & Co. Ltd.

In addition, BioAmber Sarnia entered into a Waiver and Fourth Amending Agreement to the Loan Agreement (the “Fourth Amending Agreement”) on January 25, 2018, which, among other things, provided for certain additional waivers and modifications to the Loan Agreement. Pursuant to the Fourth Amending Agreement, all then-existing violations under the Loan Agreement were waived by the senior lenders thereunder. In addition, our minimum cash requirements and all revenue covenants were removed, and we agreed to engage a consultant to monitor our cash flows and to provide to the lenders weekly reports on our activities and monthly financial reports. We also agreed to engage an appraiser to conduct a valuation of our Sarnia facility and equipment located there before January 31, 2018. In addition, we agreed not to make any modification resulting in an increase to any management or executive compensation arrangements, not to pay any discretionary or non-discretionary bonuses to any members of the management team or executives, nor make any payments that are not contemplated by our weekly cash flow projections. We agreed to present to the lenders a letter of intent or other legally binding commitment or agreement for a recapitalization transaction by March 15, 2018. Finally, we agreed to postpone any interest and capital payments to our subordinated lenders to the earliest to occur of December 31, 2018, the time at which our secured obligations under the Loan Agreement are paid in full, and such other date as may be agreed to by the required lenders under the Loan Agreement.

The foregoing description of the Third Amending Agreement is qualified in its entirety by the full text thereof filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Fourth Amending Agreement is qualified in its entirety by the full text thereof filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Waiver and Third Amending Agreement to Loan Agreement, dated as of September 26, 2017, among BioAmber Sarnia Inc., Comerica Bank and the other parties thereto.

10.2	Waiver and Fourth Amending Agreement to Loan Agreement, dated as of January 25, 2018, among BioAmber Sarnia Inc., Comerica Bank and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAMBER INC.

Date: January 26, 2018	By:	/s/ Mario Settino
Mario Settino, Chief Financial Officer